Essex Property Trust Publishes Updated Investor Presentation and Increases Guidance

San Mateo, California – June 3, 2022 – Essex Property Trust, Inc. (NYSE:ESS) announced today that it has published its June 2022 Investor Presentation with an update to its 2022 MSA Level Forecast. As a result of improving market conditions, the Company increased its second quarter and full-year guidance for Core FFO per share and full-year guidance for same-property revenues and net operating income. The revised midpoint for all metrics now exceeds the high-end of the prior ranges. Additional details can be found in the updated Investor Presentation which can be accessed on the Investors section of the Company’s website at www.essex.com.

The Company is scheduled to participate in the 2022 Nareit REITweek Conference held in New York from June 7-8, 2022. The Company’s President and Chief Executive Officer, Michael J. Schall, will present at the conference on June 7, 2022 at 3:00 P.M. EST. A live webcast of the presentation will be made available on the investors section of the Company’s website at www.essex.com.

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 253 apartment communities comprising approximately 62,000 apartment homes with an additional 2 properties in various stages of active development. Additional information about the Company can be found on the Company’s website at www.essex.com.

Contact Information
Rylan Burns
Group Vice President of Private Equity & Finance
(650) 655-7800
rburns@essex.com

1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com